Exhibit 5.4

MT/MP/ 71727S

July 18, 2014

Messrs

Global Ship Lease, Inc.

Portland House

Stag Place

London SW1E 5RS

Dear Sirs,

Re: Global Ship Lease, Inc. – Registration Statement

on Form F-3 with United States Securities and Exchange Commission

1.	Instructions

1.1	We have acted as special Cypriot counsel to yourselves, Global Ship Lease, Inc, a Marshall Islands Corporation (the “Corporation”), in connection with the filing of the Registration Statement on Form F-3 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission. The Registration Statement which includes a Prospectus (the “Prospectus”) relates to the proposed offering and sale of up to USD 500,000,000 (United States Dollars Five hundred million) aggregate principal amount of the Corporation’s common shares, preferred shares, depositary shares, warrants, rights, debt securities (the “Debt Securities”) purchase contracts and units. The Debt Securities may have the benefit of guarantees (the “Guarantees”) by one or more of the Corporation’s subsidiaries (the “Guarantors”), including the Cyprus subsidiaries listed below (the “Cyprus Guarantors”).

1.2	The Corporation has requested that we give a Cyprus law legal opinion on, among other things, the due incorporation of the Cyprus Guarantors, which are registered in Cyprus, namely the following companies:

Global Ship Lease 1 Limited

Global Ship Lease 2 Limited

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Global Ship Lease 3 Limited

Global Ship Lease 4 Limited

Global Ship Lease 5 Limited

Global Ship Lease 6 Limited

Global Ship Lease 7 Limited

Global Ship Lease 8 Limited

Global Ship Lease 9 Limited

Global Ship Lease 10 Limited

Global Ship Lease 12 Limited

Global Ship Lease 13 Limited

Global Ship Lease 14 Limited

Global Ship Lease 15 Limited

Global Ship Lease 16 Limited

Global Ship Lease 17 Limited

2.	Searches conducted in pertinent public registers in Cyprus

For the purposes of this Opinion, we have carried out searches at the Cyprus Companies’ Registry against each of the Cyprus Guarantors and/or have made such other enquiries as we have considered appropriate or necessary in relation to the Cyprus Guarantors.

3.	Documents examined

3.1	We have examined a photocopy, certified or otherwise, of (i) the executed Registration Statement, (ii) the form of Indenture to be entered into by the Corporation, the Cyprus Guarantors, the other guarantors named therein and the trustee named therein with respect to the Debt Securities (the “Senior Indenture”), and (iii) the form of Indenture to be entered into by the Corporation, the Cyprus Guarantors, the other guarantors named therein and the trustee named therein relating to subordinated Debt Securities (the “Subordinated Indenture” and together with the Senior Indenture, the “Indentures”).

3.2	We have further examined the relevant corporate authority of the Cyprus Guarantors, in the form of Directors’ Resolutions approving the execution of the Registration Statement by the respective Cyprus Guarantors, as additional registrants and the relevant Powers of Attorney.

4.	Examination of the law

We have made such examination of the law as we have deemed necessary and examined such other documents as we have deemed appropriate for the purpose of giving the opinions set out below.

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5.	Opinions

Based on the foregoing and subject to the qualifications and assumptions expressed herein, we are of the opinion that, insofar as the law of the Republic of Cyprus is concerned and to the extent that such law is applicable:

5.1	Corporate Status

Each of the Cyprus Guarantors is a company duly incorporated and validly existing in good standing under the laws of the Republic of Cyprus and is duly qualified and authorised to carry on its business as it is now being conducted.

5.2	Power to enter into & perform

Each of the Cyprus Guarantors has full power and legal right to enter into, execute, deliver and perform the terms of the Indentures, any supplemental indenture pursuant thereto (the “Supplemental Indenture”) and issue their respective Guarantee .

5.3	Due execution—valid and enforceable obligations

Any Guarantee of each of the Cyprus Guarantors will constitute a legal, valid and binding obligation of each of the Cyprus Guarantors enforceable in accordance with its respective terms, provided that it is valid and enforceable under the laws of the State of New York, by which it is expressed to be governed.

5.4	Documents in proper form

Each of the Indentures is in proper form for its enforcement in the Courts of the Republic of Cyprus.

5.5	No contravention of laws and regulations

No provision of any existing law, statute, rule or regulation of the Republic of Cyprus applicable to each of the Cyprus Guarantors would be contravened by the execution, delivery or performance by each of the Cyprus Guarantors of its obligations under the Indentures and any Supplemental Indenture.

5.6	No authorisations required

No authorisations, approvals, consents, licenses, permits, exemptions of any governmental or public bodies or authorities of the Republic of Cyprus are required or advisable in connection with the entry into, execution, delivery, performance, validity, enforceability, and admissibility in evidence of the Indentures and any Supplemental Indenture and the transactions contemplated thereby.

5.7	Registration of documents

It is not necessary or advisable under the laws of the Republic of Cyprus in order to ensure the legality, validity, enforceability or admissibility in evidence of the Indentures and any Supplemental Indenture as against all persons that such document be notarised, filed, recorded, registered, entered or enrolled in any court, public office or register or elsewhere in Cyprus and that any instrument or form relating thereto be executed, delivered, filed, recorded or registered.

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5.8	No immunity

Neither the Cyprus Guarantors nor any of their assets enjoy any right of immunity from any legal action or proceeding (which shall include, without limitation, attachment prior to judgment, execution or other enforcement).

5.9	Stamp duty

Stamp duty may be payable in Cyprus in respect of the Indentures and any Supplemental Indenture. Failure to pay the appropriate stamp duty does not affect their validity but only their enforcement in the Courts of Cyprus; should this need arise the relevant stamp duty may be paid prior to their enforcement together with the appropriate penalty.

6.	Assumptions

6.1	In rendering this Opinion we have relied as to matters of fact, to the extent we deemed proper, on public records and we have assumed the authenticity of all and any documents submitted to us as originals or copies, certified or otherwise, of copies.

6.2	For the purposes of the opinions expressed hereinabove, we have assumed (i) the genuineness of the signatures of all persons signing documents examined by us, (ii) the authority of all persons signing documents examined by us (except persons signing on behalf of the Cyprus Guarantors), (iii) the authenticity of all documents examined by us which were submitted to us as originals, (iv) the conformity to authentic original documents of all documents examined by us which were submitted to us as certified, conformed, facsimile or photostatic copies of original documents, (v) the identity and capacity of all individuals acting or purporting to act as public officials, (vi) the power, authority and legal right of all parties other than the Cyprus Guarantors to enter into, execute and perform their respective obligations and enforce their rights under the Indentures and any Supplemental Indenture, and (vii) the due compliance with all matters of legality, validity, admissibility in evidence and enforceability under the laws of the State of New York governing the Indentures and any Supplemental Indenture.

6.3

We have further assumed that (i) the execution, delivery and performance of the Senior Indenture or the Subordinated Indenture, as the case may be, and any Supplemental Indenture will have been duly authorised by the Corporation at the time of any offering of Debt Securities and that the Indentures and any Supplemental Indenture will have been duly executed and delivered by the Corporation, (ii) the applicable Indenture and any applicable Supplemental Indenture with respect thereto will have been authorised by the Cyprus Guarantors by adequate corporate authorisations at the time of any offering of Debt Securities to be guaranteed by them and that such applicable Indenture will have been duly executed and delivered by them (iii) the Indentures and any Supplemental Indenture will be duly authorised, executed and delivered by the trustee, that the Indentures and any Supplemental Indenture will constitute a legal, valid and binding obligations of the trustee, and that the trustee has the requisite organisational and legal power and authority to perform its obligations under the Indentures and any Supplemental Indenture, (iv) the definitive terms of any Guarantee issued by a Cyprus Guarantor under the Registration Statement will have been established in accordance with the authorising resolutions of the Board of Directors of the applicable Cyprus Guarantor, (v) a Supplemental Indenture or an Officer’s Certificate with respect to such Debt Securities and the related Guarantees will have been

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duly authorised, executed and delivered by the Corporation and the Guarantors including the Cyprus Guarantors and, in the case of any Supplemental Indenture, the applicable trustee, (vi) such Debt Securities and related Guarantees will be properly executed, issued and delivered by the Corporation and the Guarantors, including the Cyprus Guarantors respectively, (vii) such Debt Securities, Guarantees, Registration Statement, and any amendments thereto, Prospectus and any supplement thereto will have been issued, filed, executed, authenticated or had any other official action taken or given effect in full compliance with all applicable laws and regulations by which they are expressed to be governed and (viii) the Corporation’s due incorporation, valid existence and good standing.

6.4	We have also assumed that at the time of entry into, execution, delivery and performance by the Cyprus Guarantors of the Indentures and any Supplemental Indenture and the Guarantees, there will have been no changes in any relevant and applicable laws or regulations of the Republic of Cyprus applicable to the Cyprus Guarantors, nor in the constitutional documents of any of the Cyprus Guarantors which may affect any of the documents referred to in this opinion.

7.	Qualifications

Our opinions are subject to the following qualifications:

7.1	Limitation on enforcement of rights

Enforcement of the rights and remedies provided for in the Indentures and any Supplemental Indentures and Guarantees may be limited by applicable insolvency and bankruptcy laws or other laws of general application relating to or affecting creditors’ rights.

7.2	Equitable remedies discretionary

Equitable remedies such as specific performance and injunction are in the discretion of the Courts.

7.3	Documentary conclusiveness reviewable by Courts

Any determination, certificate or other matter stated in the Indentures and any Supplemental Indentures and Guarantees to be conclusive may nevertheless be subject to review by the Courts.

7.4	Enforceability of obligations subject to equity

Enforceability of the obligations of the Cyprus Guarantors may be subject to equitable principles.

7.5	Parameters of Opinion

Our Opinion is strictly confined to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the documents referred to in this Opinion.

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8.	Jurisdictional limits of Opinion

8.1	This Opinion is limited solely to matters of Cyprus law. We express no opinion in respect of the law of any other jurisdiction.

8.2	We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus.

Yours faithfully

MONTANIOS & MONTANIOS LLC

/s/ Maria Toumazi

Maria Toumazi